                                                             Filed Pursuant to
                                                             Rule 424(b)(3)
                                                             File No. 333-106476


           American Business Financial Services, Inc. Investment Notes

                                 Rate Supplement

Renewal Rates
                              Prospectus Supplement
                                 Dated 11/07/03

              Term                         Rate              Annual Yield*
 -------------------------------- ----------------------- ---------------------

            3-5 mos.                       8.00%                  8.32%
            6-11 mos.                      9.00%                  9.41%
           12-23 mos.                     10.75%                 11.34%
           24-29 mos.                      9.75%                 10.23%
           30-120 mos.                    10.75%                 11.34%
            Uninsured
       Money Market Note**                 4.88%                  5.00%
 -------------------------------- ----------------------- ---------------------

                Minimum Investment for Investment Notes is $1,000

 These rates apply only to the reinvestment of all or a portion of the principal and/or interest due upon maturity of existing Investment Notes. The rates for the Notes included in this Rate Supplement are available from
                   November 7, 2003 through December 1, 2003.

  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can only be made by the Prospectus dated November 7, 2003, delivered in conjunction with this Rate Supplement dated November 7, 2003. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an investment in the Notes.

* The Effective Annual Yield assumes all interest reinvested daily at the stated rate.

** The interest paid on the Uninsured Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rates shall not be reduced below 4% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes.

You may obtain an additional copy of the Prospectus dated November 7, 2003 free of charge from American Business Financial Services, Inc. by calling
(800)776-4001.

     Investment Notes and Uninsured Money Market Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.

(LOGO)  ABFS                                For information call 1-800-776-4001
AMERICAN BUSINESS FINANCIAL SERVICES
                 P.O. Box 11716     Philadelphia, PA 19101-9928
                               www.ABFSonline.com

           American Business Financial Services, Inc. Investment Notes

                                 Rate Supplement

                              Prospectus Supplement
                                 Dated 11/07/03

                                               $100,000 - or greater
              Term                         Rate              Annual Yield*
 -------------------------------- ----------------------- ---------------------

            3-5 mos.                       8.00%                  8.32%
            6-11 mos.                      9.00%                  9.41%
           12-23 mos.                     10.75%                 11.34%
           24-29 mos.                      9.75%                 10.23%
           30-120 mos.                    10.75%                 11.34%
            Uninsured
       Money Market Note**                 4.88%                  5.00%
 -------------------------------- ----------------------- ---------------------

               Minimum Investment for Investment Notes is $100,000

  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can only be made by the Prospectus dated November 7, 2003, delivered in conjunction with this Rate Supplement dated November 7, 2003. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an investment in the Notes.

* The Effective Annual Yield assumes all interest reinvested daily at the stated rate.

These rates are available from November 7, 2003 through December 1, 2003.

**The interest paid on the Uninsured Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rates shall not be reduced below 4% per year. Written notice of any decrease in rate will be provided to holders of such Notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such Notes.

You may obtain an additional copy of the Prospectus dated November 7, 2003, the Prospectus Supplement dated November 7, 2003 free of charge from American Business Financial Services, Inc. by calling (800)776-4001.

     Investment Notes and Uninsured Money Market Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.

(LOGO) ABFS                                 For information call 1-800-776-4001
AMERICAN BUSINESS FINANCIAL SERVICES
                 P.O. Box 11716      Philadelphia, PA 19101-9928
                               www.ABFSonline.com

           American Business Financial Services, Inc. Investment Notes

                                 Rate Supplement

                              Prospectus Supplement
                                 Dated 11/07/03

                               $1,000 to $24,999               $25,000 to $49,999            $50,000 to $99,999
         Term               Rate        Annual Yield*       Rate       Annual Yield*      Rate        Annual Yield*
----------------------- -------------- ---------------- ------------- ---------------- ------------ ------------------
       3-5 mos.             7.00%           7.25%           7.25%           7.51%          7.50%           7.78%
      6-11 mos.             8.00%           8.32%           8.25%           8.59%          8.50%           8.87%
      12-23 mos.           10.00%          10.51%          10.25%          10.79%         10.50%          11.06%
      24-29 mos.            9.00%           9.41%           9.25%           9.69%          9.50%           9.96%
     30-120 mos.           10.00%          10.51%          10.25%          10.79%         10.50%          11.06%
   Uninsured Money
    Market Note**           4.88%           5.00%           4.88%           5.00%          4.88%           5.00%
----------------------- -------------- ---------------- ------------- ---------------- ------------ ------------------

                          Minimum Investment is $1,000
        Please contact us for Rates on Investments greater than $100,000.

  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can only be made by the Prospectus dated November 7, 2003, delivered in conjunction with this Rate Supplement dated November 7, 2003. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an investment in the Notes.

* The Effective Annual Yield assumes all interest reinvested daily at the stated rate.

The rates are available from November 7, 2003 through December 1, 2003.

**The interest paid on the Uninsured Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rates shall not be reduced below 4% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes.

You may obtain an additional copy of the Prospectus dated November 7, 2003, the Prospectus Supplement dated November 7, 2003 free of charge from American Business Financial Services, Inc. by calling (800)776-4001.

     Investment Notes and Uninsured Money Market Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.

(LOGO) ABFS                                 For information call 1-800-776-4001
AMERICAN BUSINESS FINANCIAL SERVICES
                 P.O. Box 11716      Philadelphia, PA 19101-9928
                               www.ABFSonline.com